Exhibit 10.27

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made the 29th day of September 2005 BETWEEN LICENSEMUSIC.COM ApS of Gammel Strand 42, P.O. Box 1142, DK-1010 Copenhagen K, Denmark (hereinafter referred to as “LM.COM” which expression shall include its successors and permitted assignees) of the one part and Digital Musicworks International Inc of 1545 River Park Drive, Suite 210 Sacramento, CA 95219 USA (hereinafter referred to as “DMI”) which expression shall also include its successors and permitted assignees of the other part

WHEREAS

1.	LM.COM controls the rights in and to a large number of master sound recordings;

and

2.	DMI wishes to acquire the right to exploit the master recordings controlled by LM.COM by means of so called “electronic distribution”

IT IS HEREBY AGREED as follows:

1. DEFINITIONS

For the purpose of this Agreement the following words shall have the meanings set forth against them:

“Masters”	shall mean all of the audio only master sound recordings in the current LM.COM catalogue which comprises not less than [*] tracks details of which are set out in Schedule A attached hereto which shall be incorporated herein by this reference.

“Term”	shall mean an initial period of seven (7) years commencing with the date of this agreement (the “Initial Period”) together with [*] for DMI to renew the agreement for a further period of seven (7) years by giving notice in writing to LM.COM not later than six (6) months prior to the expiry of the initial term of its desire so to do and paying to LM.COM within seven (7) days thereafter a further advance equal in amount to [*] percent ([*]%) of the [*], payable (before recoupment) to LM.COM by DMI in years 1 through 6 of the Initial Period or $[*], whichever is greater, such further advance being, fully recoupable from Royalty.

“Territory”	shall mean the World unless indicated to the contrary in respect of an individual Master listed in Schedule A in which case the Territory in respect of such master shall be limited to that set out in Schedule A.

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“Net Receipts”	shall mean the gross receipts received by DMI from its exploitation of the Masters less only the following costs and fees incurred in connection with such exploitation and only to the extent incurred:

	i.	sales tax, VAT, or similar tax, if any;

	ii.	returns and credits, including, but not limited to, those on account of errors in billing, and errors in transmission, if any;

2. GRANT OF RIGHTS

A	LM.COM grants to DMI the sole right to exploit the Masters during the Term and throughout the Territory by means of so called electronic distribution and/or digital download only which rights shall include the right to:

(i)	reproduce and/or digitally encode the Masters and the applicable artwork and packaging into secure, downloadable and transmittable digital data formats or other formats now known or hereafter developed;

(ii)	reproduce and store the Masters on DMI’s owned or controlled computer server(s) solely for its internal business purposes and/or for subsequent distribution to consumer end-users;

(iii)	edit the Masters into segments that will constitute ring tones, master tones or similar telephonic ringing tones now known or unknown;

(iv)	promote, market, distribute and sell (as herein permitted) the Masters, deliver, upload, download and otherwise transmit, the Masters, over the Internet (or any successor global computer network) or over a regional wireless transmission network (e.g., SMS or WAP or any other digital delivery mechanism now known or hereafter developed) whether individually or packaged with other masters, for transfer onto consumers’ individual personal computers and/or portable and mobile devices solely for such consumers’ personal use;

(v)	promote and advertise (including on the web sites of DMI and third parties) the Masters using segments of the Masters no greater in length than thirty (30) seconds; and

(vi)	authorize third parties to electronically distribute the masters by means only of an electronic delivery direct to consumers (for the avoidance of doubt DMI shall not be permitted to sub-license its rights hereunder or grant its rights to any so-called aggregator e.g. The Orchard).

For the avoidance of doubt it is hereby acknowledged and agreed that DMI is not granted hereunder the right to exploit the Masters in any physical (as opposed to electronic/digital) format whether now known or hereafter invented (e.g. Vinyl, CD, DVD, Audio-Tape) nor is it granted any performance or broadcast rights.

B	Notwithstanding the terms of paragraph 2A hereof it is agreed that the rights granted to DMI hereunder are strictly limited to the extent of the rights held by LM.COM (e.g. as to whether the rights are exclusive or non-exclusive, the term and Territory of LM.COM’s rights) as detailed in Schedule A and that in the event that LM.COM’s rights are diminished or curtailed during the Term the rights granted to DMI are automatically and similarly diminished or curtailed. It is further agreed that LM.COM shall not grant the rights granted to DMI hereunder to any other third party.

INITIAL HERE :	LICENSEMUSIC.COM [ ] *******	LICENSEE [ ]

C	The non-exclusive right throughout the Territory to use and publish the names, approved likeness and photographs of the artists whose performances are recorded on the Masters. For the avoidance of doubt nothing herein contained shall be construed as granting to DMI any so-called “merchandising rights” nor shall DMI be entitled to use such materials in any manner which may suggest or imply that LM.COM and/or the artists endorses any product or services whatsoever.

3. DELIVERY OF MASTERS

A	To the extent they are in the possession of LM.COM it shall supply to DMI in respect of each Master with either:

i.	a tape recording; or

ii.	a digital audiotape; or

iii	or a compact disc (suitable for use in the digital encoding of the master).

(hereinafter referred to as “the Delivery Materials”)

B	The Delivery Materials supplied to DMI shall be of an audio quality which is commercially acceptable by general industry standards commensurate with the age of the recording contained on the master.

C	Time being of the essence, the Delivery Materials shall be delivered by LM.COM in up to [*] batches of not less than [*] per batch, with all Delivery Materials to be delivered within [*] of the date of signature hereof.

D	In respect of any Master where LM.COM is not in possession of a tape recording, digital audiotape or compact disc of the same it hereby undertakes to use its best endeavors to acquire and supply the same to DMI as soon as possible and this obligation/undertaking shall remain throughout the Term of this agreement.

E	In the event LM.COM is not able to deliver a tape recording, digital audiotape or compact disc to DMI for [*] within [*] then the [*] of the [*] shall be reduced on a pro-rata basis, the numerator of which shall be the actual number of Masters delivered and the denominator shall be [*]

F	In the event that LM.COM delivers further Masters after the [*] period DMI shall pay to LM.COM an additional recoupable advance at the rate of US$[*] per Master delivered.

G.	The supply to DMI of the Delivery Materials shall not imply a change of ownership in the Masters which shall be and remain the property of LM.COM.

4. DMI’S OBLIGATIONS

A	DMI shall not:

(i)	Exploit the Masters other than as permitted hereunder;

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(ii)	Edit or otherwise alter in any way (other than expressly permitted herein) the Masters without the prior consent of LM.COM;

(iii)	Exploit the Masters other than at regular industry prices for the applicable method of exploitation without the prior written consent of LM.COM;

(iv)	Synchronize or permit to be synchronized the Masters with any visual images whatsoever;

(v)	During the Term license the rights granted to DMI hereunder from any third party.

B	DMI shall:

(i)	use its best efforts throughout the Term to ensure the maximum exploitation of the Masters by all means permitted hereunder; and

(ii)	In the event that it receives any claim from a third party which is inconsistent with any of the warranties contained in Clause 5 (“Third Party Claim”) it shall notify LM.COM in writing of such claim within 48 hours of DMI’s receipt of same. Provided that DMI does not in any way deal with any Third Party Claim (save that it shall be permitted to advise any party making a Third Party Claim that the rights in any Master which is the subject of a Third Party Claim have been acquired from LM.COM and refer any such party to LM.COM) it shall have the benefit of the Indemnity from LM.COM set out in paragraph 6 hereof. In the event that LM.Com does not deal with any such claim (for whatever reason) within a reasonable period of time, DMI shall be entitled to deal with the same and provided that it does so in a commercial and reasonable manner shall be entitled to rely upon the indemnity set out in paragraph 6 hereof. If in any other circumstances DMI elects to deal with any such 3rd Party Claim then it hereby agrees that in respect of such 3rd Party Claim it shall not have the benefit of the indemnity set out in clause 6 hereof.

C	DMI agrees that all digital music files created by it for the exploitation of the Masters shall, upon termination or expiry of the Term hereof, belong to LM.COM and are hereby assigned by way of future assignment of copyright effective on the date of termination or expiry hereof to LM.COM

5. WARRANTIES

A	LM.COM warrants that:

(i)	it possesses full power and authority to enter into and perform this Agreement;

(ii)	it is the licensing representative of the owner of the Masters; and

(iii)	none of the Masters, their contents or DMI’s exploitation of the same pursuant hereto shall interfere with or infringe the rights of any other party;

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(iv)	save as otherwise provided herein it has obtained all necessary clearances and permissions in the Territory;

(v)	No other person, firm or corporation has any right, title or interest in or to the Master(s) inconsistent with the terms of this Agreement, except as specified and duly stated herein in the Territory; and

(vi)	It has not heretofore done or permitted to be done, nor will it hereafter do or permit to be done, any act or thing which is or may be inconsistent with the rights granted to DMI hereunder; and

(vii)	there are no liens, encumbrances and/or obligations upon or in connection with the Master(s) not specifically set forth herein which would derogate from the rights granted to DMI hereunder; and

(viii)	it has the right to use the artist’s name and likeness in connection with the exploitation of the Masters granted to DMI hereunder.

(ix)	It will not during the Term and extensions thereof grant the rights granted to DMI hereunder to any third party.

B	DMI warrants that:

(i)	It will at all times use and require its clients to exercise appropriate methods of security conforming to general industry standards in order to protect the Masters from unauthorized copying, distribution or other exploitation; and

(ii)	Prior to DMI commencing exploitation of the Masters by any particular method of exploitation or granting rights to any other party so to do it will inform LM.COM in writing of what methods of security are to be employed to protect the Masters during that exploitation.

C	The parties representations and warranties are true as of the date of this agreement and shall remain true for as long as this Agreement is enforceable.

6. INDEMNITIES

A	Subject to all the terms hereof LM.COM agrees to indemnify, save and hold DMI, it’s directors, officers, shareholders and employees harmless from any costs, expenses, attorneys’ fees, losses or damages, for which it is deemed to be the responsible party, arising out of or connected with:

i.	any claim by any third party which is adjudicated against DMI and which is inconsistent with any of the warranties or representations made by LM.COM in this Agreement; and

ii.	any material breach by LM.COM of this Agreement or any representations or warranties made hereunder.

B	LM.COM will reimburse DMI on demand for any sums arising out of the foregoing indemnity. DMI also may recoup such payments from accrued royalties due LM.COM under this Agreement.

INITIAL HERE :	LICENSEMUSIC.COM [ ] *******	LICENSEE [ ]

C	DMI agrees to indemnify, save and hold LM.COM it’s directors, officers, shareholders and employees harmless from any costs, expenses, attorneys’ fees, losses or damages, for which it is deemed to be the responsible party, arising out of or connected with any claim by any third party which is adjudicated against LM.COM and which arises out of any breach by DMI of the terms of this Agreement or exploitation of the Masters by DMI which is not authorized by the terms of this agreement.

7. MECHANICAL COPYRIGHT AND ROYALTY PAYMENTS

DMI shall be fully responsible for the fulfillment of all mechanical copyright obligations arising out of its or its clients’ exploitation of the Masters. Further DMI shall indemnify LM.COM from and against the consequences of any breach of this obligation including all costs damages or claims incurred or suffered by LM.COM arising out of DMI’s failure to comply with the requirements so laid down. LM.COM shall be responsible for the payment of any artist, producer or similar royalties arising from the exploitation by DMI of the rights granted herein.

8. ADVANCE AND ROYALTY PROVISIONS

A	In consideration of the rights herein granted DMI agrees to pay LM.COM

i	An Advance in the sum of [*] United States dollars (US$[*])(subject to the provisions of Clause 3 E & F) which shall be recoupable against royalties payable hereunder; and

ii.	A royalty equivalent in amount to [*] per cent ([*]%) of DMI’s Net Receipts from the exploitation of the Masters (“the Royalty”).

B	The Advance shall be payable as follows:

i.	[*] United States dollars (US$[*]) upon signature hereof; and

ii.	The balance of [*] United States dollars (US$[*]) by [*] payments of [*] United States dollars (US$[*])(subject to the provisions of Clause 3 E & F) payable within 7 days after each batch of masters have been delivered pursuant to paragraph 3 hereof.

iii.	Any additional advance payable in respect of the delivery of Masters later than [*] after signature hereof pursuant to Clause 3 F shall be payable within [*] days after delivery of the same.

C	The Royalty shall be payable as follows:

i	DMI shall render a royalty statement to LM.COM on a [*] basis.

ii.	Such royalty statements are to be rendered within [*] days after [*].

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iii.	Such royalty statements shall be accompanied by an accounting statement giving an itemised computation of the royalties therein shown to be due;

iv.	Payment of any sums shown to be due shall be made simultaneously with delivery of the royalty statement and made by bank transfer to LM.COM.

D	If DMI fails to make a royalty or advance payment promptly as set forth herein, upon written notice from LM.COM DMI shall have thirty (30) days in which to bring all late payments up-to-date (the “Cure Period”). If DMI fails to make all late payments within such Cure Period, interest shall be added to those late payments when made at a rate of five per cent (5%) per annum ABOVE the prevailing U.S. commercial interest rate. Notwithstanding anything contained herein to the contrary, said remedy shall be in addition to whatever other remedies are available to LM.COM

E	Subject to governmental restrictions to the contrary all payments to LM.COM hereunder shall be made without any deductions or diminutions whatsoever (subject to recoupment of the Advance). In the event that a treaty should exist between the country of residence of LM.COM and the country of residence of the DMI for the purpose of avoiding double taxation of royalties, before making any withholding tax deduction from royalties due hereunder the DMI shall promptly supply LM.COM with the necessary forms which are required to be completed by LM.COM and certified by the tax authorities in its country of residence under such treaty, and LM.COM shall promptly return to DMI and/or the tax authorities DMI’s country of residence (as applicable) the duly completed and certified documentation to enable royalties to be paid to LM.COM without deduction of the otherwise applicable withholding tax.

F	LM.COM shall have the right to inspect the books of DMI insofar as the said books relate to the Masters upon thirty (30) days prior written notice (“audit”). LM.COM shall not be entitled to audit more than once per calendar year. Any such audit shall be conducted by a qualified accountant or auditor. All persons participating in such Audit must not disclose any confidential information obtained solely through the Audit without the express written consent of DMI, except that they shall not be prevented from disclosing to LM.COM information directly pertaining to LM.COM.

G	In the event that any such inspection reveals that the royalty paid to LM.COM hereunder shall have been underaccounted by ten per cent (10%) or more of the actual royalty amount properly due to LM.COM, DMI shall promptly pay the reasonable costs of such inspection together with the full amount of the underaccounting so revealed. LM.COM may charge DMI interest at a rate of five per cent (5%) per annum ABOVE the prevailing U.S. commercial interest rate at the date payment was properly due per annum compounded at quarterly rests.

9. ASSIGNMENT

DMI shall not transfer, assign, license, or grant this Agreement to any person, firm or corporation without the prior written consent of LM.COM. In the event of any attempted

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breach or breach of this Clause LM.COM shall have the right to immediately terminate this Agreement by notice to DMI. Notwithstanding anything contained herein to the contrary, LM.COM shall execute contemporaneously with this Agreement, Consent Letter attached hereto as Schedule B and incorporated in full by this reference.

10. LM.COM’S RIGHT OF TERMINATION

In addition to its rights under Clause 11 hereof LM.COM shall have the right to immediately terminate this Agreement on written notice to DMI in the event of:

(i)	The liquidation of DMI whether voluntary or compulsory;

(ii)	The appointment of a receiver, liquidator, manager, trustee or administrator in the bankruptcy or insolvency of DMI;

(iii)	A breach by DMI of any material warranty, undertaking, agreement or condition contained in this Agreement which is capable of cure, if DMI has received notice in writing from LM.COM of such a breach and has failed to remedy the same within (twenty one) 21 days.

(iv)	A breach by DMI of any material warranty, undertaking, agreement or condition contained in this Agreement which is not capable of cure.

11. TERMINATION PROVISIONS

A	Upon termination of this Agreement and/or the expiration or earlier termination of the Term and without prejudice to any accrued rights or claims which LM.COM may have against DMI it shall:

(i)	cease exploitation of the Masters and shall immediately return such Masters, derivatives and copies to LM.COM at DMI’s expense; and

(ii)	provided LM.COM with copies of all agreements relating to the Masters prior to the date of termination.

B	In the event of the termination of this agreement prior to the expiry of the Term DMI shall still remain bound by the provisions of clause 8C-G hereof and liable to account to and pay LM.COM in accordance therewith

12. FORCE MAJEURE

Neither LM.COM nor DMI shall be deemed in default of this Agreement if the performance of any part of their respective obligations hereunder is delayed or becomes impossible due to circumstances beyond its reasonable control (including but not limited to war, invasion, act of foreign enemy, hostilities whether war be declared or not, civil war or strife, rebellion, strikes, lock-outs, or other industrial disputes or act of God). In the event that due to such circumstances this Agreement cannot be enforced or performed according to its terms for a continuous period in excess of six (6) months after notification in writing by the party suffering the Force Majeure to the other, this Agreement shall be deemed to have terminated at the end of such six (6) month period.

INITIAL HERE :	LICENSEMUSIC.COM [ ] *******	LICENSEE [ ]

13. NOTICES

Any notice given under the provisions of this Agreement shall be in writing and be sent to the address of the party to be served as above written or to such other address of which notice has been previously given and any notice given to LM.COM shall be marked for the attention of the Managing Director. All notices shall be sent first class registered or recorded delivery letter. All notices sent by post shall be deemed to have been received five (5) working days after the date of posting thereof.

14. LAW JURISDICTION AND EXTENT OF CONTRACT

(i)	This Agreement sets forth the entire agreement between the parties at the date hereof with respect to the subject matter hereof. Any amendment or variation to this Agreement must be set down in writing and signed by both parties hereto.

(ii)	This Agreement shall be interpreted in accordance with the Laws of England.

(iii)	Both parties hereto hereby submit themselves to the exclusive jurisdiction of the High Court of England in respect of any action or proceeding concerning the interpretation and/or enforcement of this Agreement.

(iv)	The parties hereby agree that any legal proceedings commenced pursuant to this clause may be served upon them in the manner prescribed for the giving of notices in paragraph 27 hereof

15 CHAIN OF TITLE DOCUMENTS.

Upon request by DMI, LM.COM agrees to provide DMI’s designated representative with contracts, bills of sale or other documents (hereinafter, “Contracts”) that support LM.COM’s authority to grant the rights given to DMI herein. All documents provided pursuant hereto shall be subject to the Confidentiality provisions set out in paragraph 23 hereof.

16 PRODUCT MANAGER.

(i)	DMI shall provide one key person (“Product Manager”) who shall be totally dedicated to the exploitation of the Masters.

(ii)	LM.COM shall provide one key person who will supply DMI with marketing information concerning music and sales trends in the Territory, or sub-parts thereof, and who will work in concert with Product Manager and/or other designated DMI personnel in all aspects of fully exploiting and promoting the exploitation of the Masters.

(iii)	In order to facilitate this co-operation DMI shall provide LM.COM with a management report within 14 days after the end of each calendar month detailing all agreements entered into for the exploitation of the Masters in that calendar month, and planned campaigns, promotions, marketing strategies etc

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(iv)	All marketing and promoting decisions shall be made by DMI in consultation with LM.COM.

17 WEBSITE

(i)	Within [*] of the date hereof DMI agrees to set up, manage and operate a website featuring solely the Masters (“Website”). For the avoidance of doubt, the Website will allow consumers to browse and purchase the Masters. In the event that DMI does not wish to do this or fails to do so then LM.COM may, despite the terms hereof, establish and operate such a website itself and [*].

(ii)	The website shall be operated with the domain name “check-point-charly.com” (which domain is controlled by LM.COM and which LM.COM hereby agrees shall be used for this purpose).

(iii)	The artist design (for example the look, feel, branding) of the Website shall be developed in consultation with LM.COM and be subject to its final approval (not to be unreasonably withheld). The technical design/build of the Website shall be developed by DMI alone and shall run on Windows operating system but shall be fit for its purpose and comparable with the general standards of other similar Websites from time to time during the Term.

(iv)	The Website shall be hosted in Europe by LM.COM on a Windows-based server. Upon mutual agreement of the parties as to cost for hosting the Website, LM.COM shall be reimbursed by DMI at cost for all reasonable and proper expenses incurred in hosting the Website.

(vi)	Upon the termination of this agreement DMI shall assign the website and all rights therein to LM.COM

18 PRESS RELEASES

Without limiting the provisions of Paragraph 23 the parties hereto shall not make or issue any public statement or press release regarding this Agreement or its subject matter without prior written approval of the other.

19 RIGHT OF FIRST REFUSAL

DMI shall have right of first refusal to the Rights to any after-acquired Masters upon mutual agreement as to price.

20 SEVERABILITY

In the event that any provision of this Agreement shall be held invalid or otherwise contrary to law, the same shall be deemed to be deleted from this Agreement, and the remainder shall continue in full force and effect.

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21 COOPERATION.

The Parties agree to execute any and all subsequent documents, including without limitation, instrument, deed or other document which is necessary to carry out the terms of this Agreement.

22 CONSTRUCTION

In resolving any dispute which may arise between the parties, any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Nothing in this Agreement shall be construed as creating a partnership or joint venture between the parties.

23 CONFIDENTIALITY

Each party acknowledges that by reason of this Agreement it may have access to certain information and materials concerning the other party’s business plans, customers, technology, products and services that are confidential and of substantial value to such party, which value would be impaired if such information were disclosed to third parties or used for purposes other than as expressly permitted by this agreement (“Confidential Information”). Each party agrees to maintain any and all Confidential Information received from the other, in confidence, and agrees not to disclose or otherwise make available such Confidential Information to any third party without prior written consent. Each party agrees that Confidential Information shall be disclosed to its employees and other personnel under its control and supervision for purposes of performing under this Agreement solely on a need-to-know basis in furtherance of this Agreement, and solely to those individuals who are bound by a written non-disclosure agreement having terms no less restrictive than the non-disclosure terms of this Paragraph 28, unless required by law, court or governmental order. Confidential information shall be deemed to include (i) information marked confidential, if conveyed in writing, (ii) information identified orally as confidential and (iii) information that the parties should reasonably deem to be confidential. Confidential information shall not be deemed to include any information which is (a) publicly known at the time of the disclosure. (b) becomes publicly known other than by breach of the terms of this Paragraph 28, (c) becomes known to disclosing party, without restriction, from a source free of any obligation of confidentiality and without breach of this Paragraph 28, or (d) independently developed by the disclosing party.

24 COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original. A facsimile or pdf (Portable Document Format) copy containing the signatures of the parties to this Agreement shall for all purposes be deemed an original.

25. CLAUSE HEADINGS

The Clause headings in this Agreement are for information only and do not form part of this Agreement.

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26. SUCCESSOR RIGHTS

This Agreement shall inure to the benefit of, and be binding upon the parties’ successors and/or permitted assigns.

27. NOTICES

Notices to be given hereunder shall be given by:

(a)	Sending the same by pre paid post to the address of the parties given herein or as notified to the other in writing from time to time; and

(b)	Sending a copy of the same by facsimile transmission to the other party at the number given below or such other number as may be notified to the other party in writing from time to time (provided always that the number remains in service at the time the notice is given); and

(c)	In the case of notices given to LM.COM a copy of the same shall also be sent by facsimile transmission to Paul Lambeth of Ent-Law (Solicitors) at 44 1329 834448 or such other number as may be notified to DMI in writing from time to time.

(d)	Until written notification to the contrary the fax numbers for the parties are as follows:

LM.COM  -            45 33 93 26 50

DMI          -            1 916 239 6018

28. MISCELLANEOUS

DMI acknowledges that LM.COM has advised it to seek independent legal advice upon the terms of this Agreement and that DMI warrants and represents that it fully understands the terms of this Agreement and that it considers such terms reasonable.

IN WITNESS whereof duly authorised executives on behalf of both parties have hereunto set their hands the day and year first above written

SIGNED on behalf of LICENSEMUSIC.COM ApS	/s/ LARS JENSEN

SIGNED on behalf of DMI	/s/ MITCHELL KOULOURIS

INITIAL HERE :	LICENSEMUSIC.COM [ ] *******	LICENSEE [ ]

Schedule A

Masters

[*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

AMENDMENT NO. 1

TO DISTRIBUTION AGREEMENT

THIS AMENDMENT NO. 1 is made as of January 29, 2006 between LICENSEMUSIC.COM ApS of Gammel Strand 42, P.O. Box 1142, DK-1010 Copenhagen K, Denmark (hereinafter referred to as “LM.COM” which expression shall include its successors and permitted assignees) of the one part and Digital Musicworks International, Inc. of 1545 River Park Drive, Suite 210, Sacramento, CA 95219 USA (hereinafter referred to as “DMI”) which expression shall also include its successors and permitted assignees of the other part.

WHEREAS

1.	LM.COM and DMI are parties to that certain Distribution Agreement dated September 29, 2005 (the “Distribution Agreement”). Certain capitalized terms used herein shall have the meaning ascribed to them in the Distribution Agreement.

2.	LM.COM and DMI desire to amend the Distribution Agreement to extend the period for delivery of the Masters and make certain other changes.

IT IS HEREBY AGREED as follows:

1.	AMENDMENT

A.	The words “within four (4) calendar months” in Section 3(C) of the Distribution Agreement are hereby deleted and replaced with the works “within six (6) calendar months”.

B.	This Amendment No. 1 may be executed in counterparts, each of which shall be deemed and original. A facsimile or pdf (Portable Document Format) copy containing the signatures of the parties to this Agreement shall for all purposes be deemed and original.

C.	This Amendment No.1 shall inure to the benefit of, and be binding upon the parties’ successors and/or permitted assigns.

D.	The Distribution Agreement, as amended by this Amendment No. 1, remains in full force and effect.

IN WITNESS whereof duly authorized executives on behalf of both parties have hereunto set their hands the day and year first above written.

SIGNED on behalf of LICENSEMUSIC.COM ApS	/s/ PAUL LAMBETH

With the authority of and on behalf of LicenseMusic.com

SIGNED on behalf of DMI	/s/ PETER KOULOURIS

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